Exhibit 99.1

News Release

CONTACT:

Frank Cesario

PHONE: 847-391-9492

INTERNET: iscoir@iscointl.com

ISCO International Announces Court Rulings in Patent Litigation
Post-Trial Motion Process

Mt. Prospect, IL (August 22, 2003) – ISCO International, Inc. (AMEX: ISO), a leading supplier of interference-control solutions for the wireless telecommunications industry, announces rulings in the patent litigation with Superconductor Technologies, Inc., et. al (STI).

On April 3, 2003, ISCO announced an adverse jury verdict in the patent infringement case the Company brought against STI. The jury found that ISCO’s patent should be deemed invalid and unenforceable based on inequitable conduct by an inventor. Further, the jury found that ISCO acted in bad faith and committed unfair competition, and awarded damages to STI in the amount of $3.87 million.

On April 17, 2003, ISCO filed a motion for JMOL (judgment as a matter of law) and STI filed a motion for attorney fees and a motion for entry of judgment of inequitable conduct and unenforceability. ISCO requested the court overturn the jury findings with regard to the validity and enforceability of the patent and the allegations of inequitable conduct and unfair competition. Further, ISCO requested a new trial to consider these issues as well as to consider the appropriate damage award in favor of ISCO for the infringement of its patent.

On August 21, 2003, the Court issued rulings on these motions. The Court overturned the jury determination of unfair competition on the part of ISCO and denied all requests for damages, including the $3.87 million jury award to STI. The Court also denied STI’s motion for attorney fees. However, the Court did not overturn the jury determinations of patent invalidity and unenforceability based on inequitable conduct and denied ISCO’s motion for a new trial.

ISCO continues to believe this to be a properly issued, valid, and enforceable patent. The Company is currently considering the appropriate next step in this matter, which may include filing an appeal.

ISCO has the broadest range of interference-control solutions in the industry. Its ANF™ (Adaptive Notch Filter™) line is the only patented product in the world that suppresses in-band interference in a CDMA carrier within 20 milliseconds. The company also provides the widest range of configurations for HTS out-of-band interference solutions that support cellular, PCS, 2.5G and 3G systems. Its products include the smallest, failure-proof all-temperature HTS filter on the market today, the patented ATP™ system. ISCO has also developed ultra-high-performance super-conducting front-end products, including both transmitter and receiver products for emerging data-capable WCDMA and CDMA 2000 systems. These next generation wireless systems are expected to replace current wireless systems over the next several years.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the Company’s ability to obtain current financing to sustain operations, market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, as amended. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Web site: http://www.iscointl.com